[Letterhead of CRAssociates, Inc.]






                        December 8, 1997


PHP Healthcare Corporation
11440 Commerce Park Drive
Reston, Virginia 22091
Attention: Board of Directors

     Re:     Acquisition of Assets Relating to a Portion of the
Service Business
                of PHP Healthcare Corporation

Gentlemen:

     This letter is intended to set forth the basic understanding between CRAssociates, Inc., a Delaware corporation ("CRA"), and PHP Healthcare Corporation, a Delaware corporation (the "Company"), concerning the purchase by CRA, either directly or through a wholly owned subsidiary, of the assets relating to a portion of the Company's Service Business, as described in paragraph 3 and Annex I hereof (the "Service Business").

     The proposed terms of CRA's acquisition of the Service
Business from the Company are as follows:

     1. Transaction. Subject to the negotiation, execution and delivery of a mutually satisfactory definitive asset purchase agreement (the "Asset Purchase Agreement") setting forth all of the terms and conditions of the purchase by CRA of the Service Business and other related matters, the Company will sell to CRA and CRA will purchase from the Company the Assets (as defined below) and assume the Assumed Liabilities (as defined below) on the date of the satisfaction or waiver of the conditions set forth in the Asset Purchase Agreement (the "Closing Date"). The Assets will be transferred to CRA free and clear of all liens, pledges, judgments, security interests, restrictions and encumbrances.

     2. Purchase Price. CRA will acquire the Assets for an aggregate purchase price equal to Ten Million Dollars
($10,000,000) (the "Purchase Price"). The Purchase Price will be paid in cash, by means of a wire transfer of immediately available funds. A portion of the Purchase Price will be deposited into escrow on the Closing Date to satisfy any potential indemnification obligations of the Company.

PHP Healthcare Corporation
December 8, 1997
Page 2

     3. Assets. The Assets will consist of the assets relating to or used in connection with the Service Business, including, without limitation, inventories, marketable securities, interests in real property, fixed assets, equipment, all contracts to perform work or provide goods and services (including Primecare, Annandale and the Government Contracts, as defined in Annex I), all orders, work in process, all existing service or maintenance contracts, prepaid accounts, all supplies, durable goods and other miscellaneous inventory, equipment, personalty or assets, and all client lists, patient records, business goodwill, files, books and records, and intellectual and industrial property rights and know-how.

     4. Assumed Liabilities. The Assumed Liabilities will consist of those liabilities of the Service Business which arise after the Closing Date in connection with the performance by CRA of the Government Contracts. Except for the Assumed Liabilities, CRA will assume no liabilities of the Company in connection with the consummation of the transaction described in this letter.
The Assumed Liabilities will exclude any outstanding indebtedness or intercompany payables of the Company.

     5. Asset Purchase Agreement. The Asset Purchase Agreement will include the following: (a) customary representations, warranties and indemnities by the Company concerning the Assets and the Service Business, including, without limitation, matters relating to authority, organization, ownership, environmental, health and safety, employees and employee benefits, labor, compliance with laws, taxes, intellectual or industrial property rights, obligations, contractual arrangements, liabilities, business conduct, projections, business prospects and financial condition; (b) customary closing conditions including, but not limited to, the following: (i) the parties will have obtained all governmental, corporate or contractual consents, assignments or approvals as may be required or appropriate in order to consummate the transaction described herein; (ii) CRA will have completed its due diligence inquiries, the results of which will be satisfactory to CRA; (iii) CRA will have verified or obtained all required or appropriate permits, licenses, franchises, authorizations, and approvals to conduct the Service Business;
(iv) no change in the business, prospects or commercial relationships of the Company that could have a material adverse impact on the Service Business will have occurred; and (v) CRA will have obtained the necessary funds to finance the Purchase Price and its transaction expenses; and (c) an escrow of a portion of the Purchase Price on the Closing Date in order to satisfy any potential indemnification obligations.

     6. Conduct of Business. The Company will continue to conduct the Service Business in the ordinary and normal course, and the Company will not enter into or terminate any material contracts or transactions nor incur any liabilities with respect to the Service Business, including, without limitation, the acquisition or disposition of assets or the granting of compensation increases to employees above current levels (other than regular and normal salary increases), without CRA's prior written consent.

     7. Public Announcements. All press releases and public announcements relating to the transaction contemplated by this letter will be agreed to and prepared jointly by the Company and CRA; provided, however, that nothing contained herein shall prohibit any party hereto from making any disclosure required by applicable laws or regulations.

PHP Healthcare Corporation
December 8, 1997
Page 3

     8. Due Diligence. The Company and its representatives, officers, employees and advisors, including accountants and legal advisors, will provide CRA and its advisors with all information, books, records and property that CRA reasonably considers necessary or appropriate in connection with its due diligence inquiry of the Service Business. Such inquiry will include, without limitation, legal, financial, fiscal, environmental, health and safety, tax, technology, and business conduct investigations. On the basis of the results of these inquiries, CRA will form a definitive judgment concerning whether or not to proceed with the transaction as herein described. The Company agrees to make available to CRA such employees, managers, consultants, advisors and others as reasonably requested by CRA for meetings, visitation and discussions concerning the Company and the transaction described herein.

     9. Exclusivity. In consideration of the mutual covenants and agreements contained herein, the Company will discontinue all negotiations with all prospective purchasers of the Assets or the Service Business, and will not permit any of their respective affiliates, officers, employees, agents or representatives, whether directly or indirectly, to solicit or encourage (including by way of furnishing information) any inquiries or proposals relating to, or engage in any negotiations with respect to, the sale of the Assets or the Service Business or an investment therein, or any part thereof, or any other business combination involving the Service Business.

     10. No Brokers. Each party represents and warrants to the other that there are no brokers or finders entitled to any compensation with respect to the above described transaction and each agrees to indemnify and hold the other harmless from and against any expenses or damages incurred as a result of a breach of this representation and warranty.

     11. Expenses. Each party will bear its own costs and expenses in connection with the transaction described herein.

     Other than matters addressed in Paragraphs 6 through 11 above, which the undersigned parties agree will be legally binding, the terms herein contained are not intended, nor will they be construed to be legally binding on the parties hereto, and the transaction will be binding on the parties only in accordance with the terms contained in the definitive Asset Purchase Agreement and other agreements if and when such agreements have been executed by the parties. This letter may be terminated upon written notice by either party at any time after January 31, 1998. The terms of this letter will be governed by the laws of the State of Delaware, without regard to provisions thereof relating to choice of law or conflicts of law.

     The Company acknowledges that the proposal set forth in this letter was solicited and requested by the Company pursuant to the letter dated November 26, 1997 from the Company to CRA.

PHP Healthcare Corporation
December 8, 1997
Page 4


     If the foregoing proposal is acceptable, please indicate such acceptance by signing the enclosed execution counterparts of the letter where indicated. The proposal set forth in this letter will expire at 5:00 p.m. on December 12, 1997 unless this letter is executed and returned to CRA prior to such date.

                               Very truly yours,

                               CRAssociates, Inc., a Delaware
                                corporation


                               /s/   Charles H. Robbins
                               By:  Charles H. Robbins, President


Accepted and Agreed this    day
   of December, 1997

PHP HEALTHCARE CORPORATION,
  a Delaware corporation


By:
Title:

                             Annex I


     The Service Business consists of: (A) the following operations of the Company's Government Division: (i) ambulatory care - outpatient primary care for government-related populations; (ii) medical staffing - the recruitment and provision of qualified medical, nursing and mental health specialists and technicians; and (iii) mental health - inpatient and outpatient psychiatric services for government populations, and (B) the Company's Primecare facility located in Annandale, Virginia. The Service Business will include the following government contracts (the "Government Contracts") and business operations:

   Selected Government Contracts and Business Operations:

   Long Beach, Navcare (California)                  N62645-93-C-0041
   Oceanside, Navcare (California)                   N62645-93-C-0039
   Primus - Northern Virginia (Woodbridge, Fairfax)  DADA10-96-C-0028
   Victory Clinic, Ft. Benning (Columbus, GA)        DADA10-97-C-0003
   Wm. Beaumont Psychiatric (Ft. Bliss, TX)          DADA10-96-C-0022
   Ft. Knox, Kentucky                                DABT23-96-C-0374
   Family Practice (Multiple Regions)                DADA10-97-C-0037
   Social Workers (Various Locations)                DADA10-94-C-0030

   Primecare Annandale, Annandale, VA